Exhibit 77Q (1)

                              MANAGEMENT AGREEMENT
                         THE DREYFUS/LAUREL FUNDS TRUST
                                 200 Park Avenue
                            New York, New York 10166

                                                                   July 21, 2005

The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

The above-named investment company (the "Trust") on behalf of one of its series, Dreyfus Tax Managed Balanced Fund (the "Fund"), herewith confirms its agreement with you as follows:

The Trust desires to employ the Fund's capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Trust's charter documents and in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust desires to employ you to act as the Fund's investment adviser.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Trust. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect. We have discussed and concur in your employing on this basis for as long as you deem it appropriate Fayez Sarofim & Co. to act as the Fund's sub-investment adviser (the "Sub-Investment Adviser") to provide day-to-day investment management of the equity portion of the Fund's investments as described in the Fund's Prospectus and Statement of Additional Information as from time to time in effect (the "sub-advised assets").

Subject to the supervision and approval of the Trust's Board, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objective, policies and limitations, as stated in the Fund's Prospectus and Statement of Additional Information and the Trust's charter documents as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Fund's investments and conduct, and, with respect to the sub-advised assets, supervise the Sub-Investment Adviser's conducting of, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will furnish to the Trust such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Trust may reasonably request. The Trust wishes to be informed of important developments materially affecting the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Trust from time to time such information as you may believe appropriate for this purpose.

In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of the Fund's shares; and generally assist in all aspects of the Fund's operations. You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Trust. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Trust agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment


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Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Trust or the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the annual rate of .65 of 1 % of the value of the Fund's average daily net assets. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Trust's charter documents for the computation of the value of the Fund's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of the Sub-Investment Adviser in connection with its duties in respect of the Fund. All other expenses to be incurred in the operation of the Fund (other than those borne by the Sub-Investment Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of the Sub-Investment Adviser or any affiliate of you or the Sub-Investment Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

The Trust understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Trust has no objection to your and the Sub-Investment Adviser so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or

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for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the SubInvestment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Sub-Investment Adviser of its obligations and duties under the Sub-Investment Advisory Agreement with you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

This Agreement shall continue until April 4, 2007, and thereafter shall continue automatically for successive annual periods ending on April 4th of each year, provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Trust's Board or by vote of holders of a majority of the Fund's shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

The Trust recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the investment adviser for the Trust's series, the Trust agrees that, at your request, the Trust will take all necessary action to change the name of the Trust to a name not including "Dreyfus" in any form or combination of words.

The Trust is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser's liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder. The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Fund to the same extent as if it had been a party hereto.

This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the Trust or Fund, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


Very truly yours,


THE DREYFUS/LAUREL FUNDS TRUST



      /s/ Stephen E. Canter
      -------------------------
By:   Stephen E. Canter
      President


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Accepted:


THE DREYFUS CORPORATION

By:
   /s/J. Charles Cardona
   ------------------------------
   J. Charles Cardona Vice Chair